Exhibit 10.10

FORM OF

MANAGEMENT SUBSCRIPTION AGREEMENT

(Co-Investment Units)

THIS MANAGEMENT SUBSCRIPTION AGREEMENT (this “Agreement”) by and between 313 Acquisition LLC, a Delaware limited liability company (the “Company”), and the individual named on the Executive Master Signature Page hereto (“Executive”) is made as of the date set forth on such Executive Master Signature Page hereto.

WHEREAS, on the terms and subject to the conditions hereof, Executive desires to subscribe for and acquire from the Company, and the Company desires to issue and provide to Executive, the Company’s Class A Units (the “Co-Investment Units”), in each case in the amount set forth on Executive’s Master Signature Page, as hereinafter set forth;

WHEREAS, this Agreement is one of several agreements being entered into by the Company with certain persons who are or will be directors or key employees or advisors of the Company or one or more Subsidiaries (collectively with Executive, the “Management Investors”) as part of a management equity purchase plan (the “Plan”) designed to comply with Regulation D or Rule 701, as applicable, promulgated under the Securities Act (as defined below);

NOW, THEREFORE, in order to implement the foregoing and in consideration of the mutual representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

1.	Definitions.

1.1 Affiliate. An “Affiliate” of, or Person “Affiliated” with, a specified Person shall mean a Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified.

1.2 Agreement. The term “Agreement” shall have the meaning set forth in the preface.

1.3 Board. The “Board” shall mean the Board of Directors of 313 Acquisition LLC.

1.4 Call Notice. The term “Call Notice” shall have the meaning set forth in Section 4.2(b).

1.5 Call Option. The term “Call Option” shall have the meaning set forth in Section 4.2(a).

1.6 Cash Payment Restriction. The term “Cash Payment Restriction” shall have the meaning set forth in Section 5.2.

1.7 Cause. The term “Cause” shall have the meaning ascribed to such term in Executive’s current Employment Agreement with the Company or one of its affiliates, as may be amended, modified or supplemented from time to time (the “Employment Agreement”), and if not so defined, or no such Employment Agreement exists, “Cause” shall mean (A) Executive’s continued failure substantially to perform Executive’s employment duties (other than as a result of total or partial incapacity due to physical or mental illness) for a period of 10 days following written notice by the Company to Executive of such failure, (B) dishonesty in the performance of Executive’s employment duties, (C) an act or acts on Executive’s part constituting (x) a felony under the laws of the United States or any state thereof or (y) a misdemeanor involving moral turpitude, (D) Executive’s willful malfeasance or willful misconduct in connection with Executive’s employment duties or any act or omission which is injurious to the financial condition or business reputation of the Company or any of its subsidiaries or affiliates or (E) the occurrence of any Restrictive Covenant Violation.

1.8 Closing. The term “Closing” shall have the meaning set forth in Section 2.2.

1.9 Closing Date. The term “Closing Date” shall have the meaning set forth in Section 2.2.

1.10 Co-Investment Units. The term “Co-Investment Units” shall have the meaning set forth in the preface.

1.11 Code. The term “Code” means the Internal Revenue Code of 1986, as amended.

1.12 Company. The term “Company” shall have the meaning set forth in the preface.

1.13 Competitive Activity. The term “Competitive Activity” shall have the meaning set forth in Section 6(b).

1.14 Cost. The term “Cost” shall mean the price per Co-Investment Unit paid by Executive (which, in the case of any Co-Investment Unit acquired in exchange for Vivint Shares, will be the merger consideration which would have been received for such Vivint Shares under the Transaction Agreement on the Closing Date), if any, as proportionately adjusted for all subsequent distributions of Co-Investment Units and other recapitalizations and less the amount of any distributions made with respect to the Co-Investment Units pursuant to the Company’s organizational documents; provided that “Cost” may not be less than zero.

1.15 Contributed Shares. The term “Contributed Shares” shall have the meaning set forth in Section 2.1(b).

1.16 Contribution Amount. The term “Contribution Amount” shall have the meaning set forth in Section 2.1(a).

1.17 Disability. The term “Disability” shall have the meaning ascribed to such term in Executive’s Employment Agreement, and if not so defined, or no such Employment Agreement exists, “Disability” shall mean Executive’s inability, for a period of six (6) consecutive months or for an aggregate of twelve (12) months in any twenty-four (24) consecutive month period, to perform Executive’s employment duties as a result of Executive becoming physically or mentally incapacitated, as determined in good faith by the Board.

1.18 Employee and Employment. The term “employee” shall mean, without any inference as to negate Executive’s status as a member of the Company for all purposes hereunder (subject to the terms hereof) and for federal and other tax purposes, any employee (as defined in accordance with the regulations and revenue rulings then applicable under Section 3401(c) of the Code) of the Company or any of its Subsidiaries, and the term “employment” shall include service as a part- or full-time employee or Board member to the Company or any of its Subsidiaries.

1.19 Employment Agreement. The term “Employment Agreement” shall have the meaning set forth in Section 1.7.

1.20 Executive. The term “Executive” shall have the meaning set forth in the preface.

1.21 Executive’s Family Group. The term “Executive’s Family Group” shall have the meaning set forth in Section 4.1(a).

1.22 Fair Market Value. The term “Fair Market Value” used in connection with the value of Co-Investment Units shall mean (a) if there is a public market for the equity of the Company on the applicable date, the value for the Co-Investment Units shall be implied by the average of the high and low closing bid prices of such equity during the last 10 trading days on the stock exchange on which the equity is principally trading or (b) if there is no public market for the equity, the value for the Co-Investment Units shall be determined by the Board in good faith after consultation with the Chief Executive Officer of the Company or its principal operating subsidiaries, as applicable (it being understood that the “Fair Market Value” of the Co-Investment Units shall be determined based on an equity valuation of the Company, which could then be converted formulaically into a fair market value for the Co-Investment Units by reference to the application of the distribution and dissolution provisions contained in Section 5.2 of the LLC Agreement).

1.23 Financing Default. The term “Financing Default” shall mean an event which would constitute (or with notice or lapse of time or both would constitute) an event of default under any of the financing documents of the Company or its Affiliates from time to time and any restrictive financial covenants contained in the organizational documents of the Company or its Affiliates.

1.24 IPO. The term “IPO” shall have the meaning set forth in the LLC Agreement.

1.25 Junior Subordinated Note. The term “Junior Subordinated Note” shall have the meaning set forth in Section 5.2.

1.26 LLC Agreement. The term “LLC Agreement” shall mean the LLC Agreement dated as of the Closing Date among the Company and its members, as it may be amended or supplemented thereafter from time to time.

1.27 Management Investors. The term “Management Investors” shall have the meaning set forth in the preface.

1.28 Permitted Transferee. The term “Permitted Transferee” means any Person to whom Executive transfers Co-Investment Units in accordance with the LLC Agreement and the Securityholders Agreement (other than the Sponsor and the Company and their respective Affiliates and except for transfers pursuant to an IPO).

1.29 Person. The term “Person” shall mean any individual, corporation, partnership, limited liability company, trust, joint stock company, business trust, unincorporated association, joint venture, governmental authority or other entity of any nature whatsoever.

1.30 Post-Closing Payments. The term “Post-Closing Payments” shall have the meaning set forth in Section 2.1(b).

1.31 Put Right. The term “Put Right” shall have the meaning set forth in Section 4.1(a).

1.32 Repurchase Notice Date. The term “Repurchase Notice Date” shall have the meaning set forth in Section 4.1(a).

1.33 Restrictive Covenant Violation. The term “Restrictive Covenant Violation” shall mean Executive’s breach of any of agreement with the Company or its Subsidiaries (whether currently in existence or arising in the future from time to time) containing covenants regarding non-competition, non-solicitation, non-disparagement and/or non-disclosure obligations (collectively, “Restrictive Covenants”).

1.34 Restrictive Covenants. The term “Restrictive Covenants” shall have the meaning set forth in Section 1.33.

1.35 Securities Act. The term “Securities Act” shall mean the Securities Act of 1933, as amended, and all rules and regulations promulgated thereunder, as the same may be amended from time to time.

1.36 Securityholders Agreement. The term “Securityholders Agreement” shall mean the Securityholders Agreement dated as of the Closing Date among the Sponsor, the Management Investors and the Company, as it may be amended or supplemented thereafter from time to time.

1.37 Sponsor. The term “Sponsor” means The Blackstone Group, L.P.

1.38 Subsidiary. The term “Subsidiary” means any corporation, limited liability company, partnership or other entity with respect to which another specified entity has the power to vote or direct the voting of sufficient securities to elect directors (or comparable authorized persons of such entity) having a majority of the voting power of the board of directors (or comparable governing body) of such entity.

1.39 Termination Date. The term “Termination Date” means the date upon which Executive’s employment with the Company and its Subsidiaries is terminated for any reason (including death or Disability).

1.40 Transaction Agreement. The term “Transaction Agreement” means the Transaction Agreement dated as of September 16, 2012 between the Company; 313 Group Inc., 313 Technologies Inc., 313 Solar Inc., APX Group, Inc., a Delaware corporation (“APX”), V Solar Holdings, Inc., a Delaware corporation (“Solar”), 2GIG Technologies, Inc., a Delaware corporation (“2GIG”), and the representatives party thereto.

1.41 Transaction Agreement Proceeds. The term “Transaction Agreement Proceeds” shall have the meaning set forth in Section 2.2.

1.42 Vivint Shares. The term “Vivint Shares” means shares of capital stock of APX, Solar and/or 2GIG.

2.	Subscription for Co-Investment Units.

2.1 Contribution for Co-Investment Units.

(a) Pursuant to the terms and subject to the conditions set forth in this Agreement, Executive hereby subscribes for, and the Company hereby agrees to issue to Executive on the Closing Date, the number of Co-Investment Units calculated pursuant to Executive’s Master Signature Page in exchange for a contribution of the amount of (x) cash calculated pursuant to Executive’s Master Signature Page, (y) Vivint Shares calculated pursuant to Executive’s Master Signature Page or (z) a combination of cash and Vivint Shares calculated pursuant to Executive’s Master Signature Page (collectively, the “Contribution Amount”). The contribution in exchange for Co-Investment Units is intended to be treated as a contribution governed by Section 721 of the Code. The Executive shall provide the Company with information necessary for the Company to prepare its tax returns, including the Executive’s tax basis in each Vivint Share contributed by to the Company.

(b) Executive acknowledges and agrees that, in accordance with the terms of this Agreement and the Transaction Agreement, the Vivint Shares included in Executive’s Contribution Amount (the “Contributed Shares”), along with all rights and interests therein, shall belong to the Company, except that Executive will retain all rights in respect of amounts required to be paid into certain “Escrow Funds” under the Transaction Agreement in respect of such Contributed Shares, which amounts will be paid into such Escrow Funds under the Transaction Agreement and an “Escrow Agreement” to be entered into by the Company pursuant to the Transaction Agreement and will otherwise be treated for all purposes under the Transaction Agreement and such Escrow Agreement as if such Contributed Shares were still held by the Executive at the Effective Time of the Mergers under the Transaction Agreement. Executive further acknowledges and agrees that, the Transaction Agreement provides that the Executive will retain the right to receive any payments from the Escrow Funds in respect of such Contributed Shares when, if and to the extent such amounts would have become payable to Executive if Executive held such Contributed Shares at the Effective Time of the Mergers (collectively, the “Post-Closing Payments”). In order to receive such Post-Closing Payments,

Executive will submit the appropriate “Acknowledgment/Release Letter” under and as required by the Transaction Agreement to the Company in respect of the Contributed Shares. Executive hereby acknowledges that, except as otherwise set forth in this Section 2.1(b), Executive will not receive any cash payment for the Contributed Shares under the Transaction Agreement and that the Post-Closing Payments outlined in this Section 2.1(b) are contingent upon various factors set forth in the Transaction Agreement and the Escrow Agreement and that there is no assurance that any Post-Closing Payments will be made to Executive.

2.2 The Closing. The closing (the “Closing”) of the issuance of Co-Investment Units hereunder shall take place immediately prior to the “Effective Time” of the “Mergers” under the Transaction Agreement (the “Closing Date”). At least [two] business days prior to the Closing, Executive shall deliver to the Company the cash portion of the Contribution Amount, payable (i) if so specified on the Executive Master Signature Page hereto, by directing the Company, APX, Solar and 2GIG to withhold from the after-tax cash proceeds (which, if not determined prior to the date upon which the cash portion of the Contribution Amount must be delivered to the Company, will be presumed for purposes of this Agreement to be [60]% of the aggregate cash proceeds) that would otherwise be payable on the Closing Date (or on the first applicable scheduled payroll date thereafter) to the Executive (the “Transaction Agreement Proceeds”) in respect of (x) the cancellation of APX Stock Options, Solar Sub Stock Options and/or 2GIG Stock Options pursuant to Sections 1.7 and 2.3 of the Transaction Agreement and/or (y) any APX Employee Closing Payments, Solar Sub Employee Closing Payments and/or 2GIG Employee Closing Payments pursuant to Section 2.2 of the Transaction Agreement, and in each case, to apply such Transaction Agreement Proceeds as full or partial payment of the cash portion of the Contribution Amount and (ii) if the Transaction Agreement Proceeds are insufficient to satisfy the entire cash portion of the Contribution Amount, or if Executive does not elect to apply Transaction Agreement Proceeds to the cash portion of the Contribution Amount, by delivery of the remainder of the cash portion of the Contribution Amount by cashier’s or certified check or by wire transfer in immediately available funds. Any Transaction Agreement Proceeds applied to the cash portion of the Contribution Amount shall be treated for all tax purposes as having been first distributed to Executive, then contributed to the Company by and on behalf of Executive. At the Closing, Executive shall execute and deliver any stock power or other transfer documents necessary to effect the contribution of the Vivint Shares.

2.3 Closing Conditions. Notwithstanding anything in this Agreement to the contrary, the Company shall be under no obligation to issue, sell or grant to Executive any Co-Investment Units unless (i) Executive is an employee of, or consultant to, the Company or one of its Subsidiaries on the Closing Date; (ii) the representations of Executive contained in Section 3 hereof are true and correct in all material respects as of the Closing Date, (iii) Executive is not in breach of any agreement, obligation or covenant herein required to be performed or observed by Executive on or prior to the Closing Date and (iv) Executive delivers to the Company each executed Acknowledgment/Release Letter, each executed substitute Form W-9 or similar document and each Certificate required to be delivered by Executive to the Company or to APX, 2GIG and Solar pursuant to Section 2.6 of the Transaction Agreement in order to receive any payment Executive would otherwise be entitled to receive under the Transaction Agreement.

3.	Investment Representations and Covenants of Executive.

3.1 Co-Investment Units Unregistered. Executive acknowledges and represents that Executive has been advised by the Company that:

(a) the offer and sale of the Co-Investment Units have not been registered under the Securities Act;

(b) the Co-Investment Units must be held indefinitely and Executive must continue to bear the economic risk of the investment in the Co-Investment Units unless the offer and sale of such Co-Investment Units are subsequently registered under the Securities Act and all applicable state securities laws or an exemption from such registration is available (or as otherwise provided in the LLC Agreement or the Securityholders Agreement);

(c) there is no established market for the Co-Investment Units and it is not anticipated that there will be any public market for the Co-Investment Units in the foreseeable future;

(d) a restrictive legend in the form set forth below, and such as may be determined by the Company pursuant to the LLC Agreement, shall be placed on the certificates, if any, representing the Co-Investment Units:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN REPURCHASE OPTIONS AND OTHER PROVISIONS SET FORTH IN A MANAGEMENT SUBSCRIPTION AGREEMENT WITH THE ISSUER, AS AMENDED AND MODIFIED FROM TIME TO TIME, A COPY OF WHICH MAY BE OBTAINED BY THE HOLDER HEREOF AT THE ISSUER’S PRINCIPAL PLACE OF BUSINESS WITHOUT CHARGE”; and

(e) a notation shall be made in the appropriate records of the Company indicating that the Co-Investment Units are subject to restrictions on transfer and, if the Company should at some time in the future engage the services of a securities transfer agent, appropriate stop-transfer instructions will be issued to such transfer agent with respect to the Co-Investment Units.

3.2 Additional Investment Representations. Executive represents and warrants that:

(a) Executive’s financial situation is such that Executive can afford to bear the economic risk of holding the Co-Investment Units for an indefinite period of time, has adequate means for providing for Executive’s current needs and personal contingencies, and can afford to suffer a complete loss of Executive’s investment in the Co-Investment Units;

(b) Executive’s knowledge and experience in financial and business matters are such that Executive is capable of evaluating the merits and risks of the investment in the Co-Investment Units;

(c) Executive understands that the Co-Investment Units are a speculative investment which involves a high degree of risk of loss of Executive’s investment therein, there are substantial restrictions on the transferability of the Co-Investment Units and, on the Closing Date and for an indefinite period following the Closing, there will be no public market for the Co-Investment Units and, accordingly, it may not be possible for Executive to liquidate Executive’s investment in case of emergency, if at all;

(d) the terms of this Agreement provide that if Executive ceases to be an employee of the Company or its Subsidiaries, the Company has the right to repurchase the Co-Investment Units at a price which may, under certain circumstances, be less than the Fair Market Value thereof;

(e) Executive understands and has taken cognizance of all the risk factors related to the purchase of the Co-Investment Units and, other than as set forth in this Agreement, no representations or warranties have been made to Executive or Executive’s representatives concerning the Co-Investment Units or the Company or their prospects or other matters;

(f) Executive has been given the opportunity to examine all documents and to ask questions of, and to receive answers from, the Company and its representatives concerning the Company and its Subsidiaries, the LLC Agreement, the Plan, the Securityholders Agreement, the Company’s organizational documents and the terms and conditions of the purchase of the Co-Investment Units and to obtain any additional information which Executive deems necessary;

(g) all information which Executive has provided to the Company and the Company’s representatives concerning Executive and Executive’s financial position is complete and correct as of the date of this Agreement; and

(h) Executive is or is not an “accredited investor” within the meaning of Rule 501(a) under the Securities Act, as indicated on Executive’s Master Signature Page.

3.3 Other Representations. Executive acknowledges that the Sponsor and its Affiliates may, from time to time, provide services to the Company and its Affiliates for which a fee will be paid by the Company or its Affiliates, including an annual monitoring/advisory fee.

4.	Certain Sales and Forfeitures Upon Termination of Employment.

4.1 Put Option.

(a) Prior to an IPO, if Executive’s employment with the Company and its Subsidiaries is terminated (x) due to the death of Executive or (y) by the Company and its Subsidiaries as a result of the Disability of Executive, then Executive and Executive’s Permitted Transferees (hereinafter sometimes collectively referred to as the “Executive’s Family Group”) shall have the right, subject to the provisions of Section 5 hereof, for 180 days following the date that is 210 days after the Termination Date, to sell to the Company (the “Put Right”), and the Company shall be required to purchase (subject to the provisions of Section 5 hereof), on one occasion from each member of Executive’s Family Group, all (but not less than all) of the number of Co-Investment Units then held by Executive’s Family Group that equals all such Co-Investment Units collectively held by Executive’s Family Group at a price per Co-Investment

Unit equal to the Fair Market Value of such Co-Investment Units (measured as of the date that the relevant election to purchase such Co-Investment Units is delivered (the “Repurchase Notice Date”)). In order to exercise its rights with respect to the Co-Investment Units pursuant to this Section 4.1(a), Executive’s Family Group shall also be required to simultaneously exercise any similar rights it may have with respect to any other Co-Investment Units of the Company held by Executive’s Family Group in accordance with the terms of the agreements pursuant to which such other Co-Investment Units were acquired from the Company.

(b) If Executive’s Family Group desires to exercise the Put Right, the members of Executive’s Family Group shall send one written notice to the Company setting forth such members’ intention to collectively sell all of their Co-Investment Units pursuant to Section 4.1(a), which notice shall include the signature of each member of Executive’s Family Group. Subject to the provisions of Section 5.1, the closing of the purchase shall take place at the principal office of the Company on a date specified by the Company no later than the 60th day after the giving of such notice.

4.2 Call Option.

(a) If Executive’s employment with the Company and its Subsidiaries is terminated (1) by the Company or any of its Subsidiaries with Cause or (2) by Executive at a time when grounds exist for a termination with Cause, or in the event of a Restrictive Covenant Violation or Executive’s engaging in a Competitive Activity, the Company shall have the right and option, but not the obligation, to purchase any or all of the Co-Investment Units of Executive and Executive’s Family Group during either of the one-year periods commencing immediately following each of (x) the Termination Date and (y) the date on which Competitive Activity or a Restrictive Covenant Violation occurs (or, if later, the date on which the Board has actual knowledge thereof) (or, in the case of either clause (x) or (y), such later date as is necessary in order to avoid the application of adverse accounting treatment to the Company) (the “Call Option”), in each case, at a price per Co-Investment Unit equal to the applicable purchase price determined as follows (it being understood that if Co-Investment Units subject to repurchase hereunder may be repurchased at different prices, the Company may elect to repurchase only the portion of the Co-Investment Units subject to repurchase hereunder at the lower price):

(i) Termination with Cause; Voluntary Resignation when Grounds Exist for Cause. If Executive’s employment with the Company and its Subsidiaries is terminated (x) by the Company or any of its Subsidiaries with Cause or (y) by Executive at a time when grounds exist for a termination with Cause, then the purchase price per Co-Investment Unit will be the lesser of (A) Fair Market Value (measured as of the Repurchase Notice Date) and (B) Cost;

(ii) Restrictive Covenant Violation. If a Restrictive Covenant Violation occurs, then the purchase price per Co-Investment Unit will be the lesser of (A) Fair Market Value (measured as of the Repurchase Notice Date) and (B) Cost; or

(iii) Competitive Activity. In the event Executive engages in Competitive Activity not constituting a Restrictive Covenant Violation, then the purchase price per Co-Investment Unit will be Fair Market Value (measured as of the Repurchase Notice Date).

The Call Option (except in the case of any event described in Section 4.2(a)(ii) and (iv)) shall expire upon the occurrence of an IPO.

(b) If the Company desires to exercise the Call Option pursuant to this Section 4.2, the Company shall, not later than the expiration of the period set forth in Section 4.2(a), send written notice to each member of Executive’s Family Group of its intention to purchase Co-Investment Units, specifying the number of Co-Investment Unit to be purchased (the “Call Notice”). Subject to the provisions of Section 5, the closing of the purchase shall take place at the principal office of the Company on a date specified by the Company no later than the 30th day after the giving of the Call Notice.

(c) Notwithstanding the foregoing, if the Company elects not to exercise the Call Option pursuant to this Section 4.2, the Sponsor may elect to cause one of its Affiliates or another designee to purchase such Co-Investment Units at any time on the same terms and conditions set forth in this section 4.2 by providing written notice to each member of Executive’s Family Group of its intention to purchase Co-Investment Units.

4.3 Obligation to Sell Several. If there is more than one member of Executive’s Family Group, the failure of any one member thereof to perform its obligations hereunder shall not excuse or affect the obligations of any other member thereof, and the closing of the purchases from such other members by the Company shall not excuse, or constitute a waiver of its rights against, the defaulting member.

5.	Certain Limitations on the Company’s Obligations to Purchase Co-Investment Units.

5.1 Deferral of Purchases. (a) Notwithstanding anything to the contrary contained herein, the Company shall not be obligated to purchase any Co-Investment Units at any time pursuant to Section 4, regardless of whether it has delivered a Call Notice or received a Put Notice, (i) to the extent that the purchase of such Co-Investment Units would result in (A) a violation of any law, statute, rule, regulation, policy, order, writ, injunction, decree or judgment promulgated or entered by any federal, state, local or foreign court or governmental authority applicable to the Company or any of its Subsidiaries or any of its or their property or (B) after giving effect thereto, a Financing Default, (ii) if immediately prior to such purchase there exists a Financing Default which prohibits such purchase, or (iii) to the extent that there is a lack of available cash on hand of the Company. The Company shall, within fifteen (15) days of learning of any such fact, so notify Executive that it is not obligated to purchase hereunder.

(b) Notwithstanding anything to the contrary contained herein, any Co-Investment Units which the Company elects or is required to purchase, but which in accordance with Section 5.1(a) is not purchased at the applicable time provided in Section 4, shall be purchased by the Company (x) by delivery of a promissory note for the applicable purchase price payable at such time as would not result in a Financing Default, bearing interest at the prime lending rate in effect as of the date of the exercise of the call right or at the Applicable Federal Rate at such time, if greater; or (y) if purchase by delivery of a promissory note as described in clause (x) is not permitted due to the terms of any outstanding Company indebtedness, or otherwise, then, for the applicable purchase price (measured as of the actual purchase date) on or prior to the fifteenth (15th) day after such date or dates that the purchase of such Co-Investment Units are no longer prohibited under Section 5.1(a) and the Company shall give Executive five (5) days’ prior notice of any such purchase.

(c) Notwithstanding anything herein to the contrary, (i) at any time during the 10 day period following the expiration of the 15 day period referred to in the last sentence of Section 5.1(a), Executive or Executive’s Family Group may withdraw the Co-Investment Units subject to the put option described in Section 4.1 or the call right in Section 4.2, as applicable, (ii) in the case of a previously exercised put option, the closing of such put transaction shall be suspended during such 10 day period and such transaction shall be cancelled if Executive or Executive’s Family Group withdraws the Co-Investment Units and (iii) in the case of a previously exercised call right, such transaction shall be cancelled if the Executive or the Executive’s Family Group withdraws the Co-Investment Units.

5.2 Payment for Co-Investment Units. If at any time the Company elects or is required to purchase any Co-Investment Units pursuant to Section 4, the Company shall pay the purchase price for the Co-Investment Units it purchases (i) first, by the cancellation of any indebtedness, if any, owing from Executive to the Company or any of its Subsidiaries (which indebtedness shall be applied pro rata against the proceeds receivable by each member of Executive’s Family Group receiving consideration in such repurchase) and (ii) then, by the Company’s delivery of a check or wire transfer of immediately available funds for the remainder of the purchase price, if any, against delivery of the certificates or other instruments, if any, representing the Co-Investment Units so purchased, duly endorsed; provided that if (x) any of the conditions set forth in Section 5.1 exists or (y) such purchase of Co-Investment Units would result in a Financing Default, in each case which prohibits such cash payment (either directly or indirectly as a result of the prohibition of a related cash dividend or distribution) (each a “Cash Payment Restriction”), the portion of the cash payment so prohibited may be made, to the extent such payment is not prohibited, by the Company’s delivery of a junior subordinated promissory note (which shall be subordinated and subject in right of payment to the prior payment of any debt outstanding under the senior financing agreements and any modifications, renewals, extensions, replacements and refunding of all such indebtedness) of the Company (a “Junior Subordinated Note”) in a principal amount equal to the balance of the purchase price, payable within ten days after the Cash Payment Restriction no longer exists, and bearing interest payable (and compounded to the extent not so paid) as of the last day of each year at the “prime rate” as published for JP Morgan Chase Bank from time to time, and all such accrued and unpaid interest payable on the date of the payment of principal (or, if applicable, the last installment of principal), with payments to be applied in the order of: first to any enforcement costs incurred by Executive or Executive’s Family Group, second to interest and third to principal. The Company shall have the rights set forth in clause (i) of the first sentence of this Section 5.2 whether or not the member of Executive’s Family Group selling such Co-Investment Units is an obligor of the Company. The principal of, and accrued interest on, any such Junior Subordinated Note may be prepaid in whole or in part at any time at the option of the Company. To the extent that the Company is prohibited from paying accrued interest, that is required to be paid on any Junior Subordinated Note prior to maturity, due to the existence of any Cash Payment Restriction, such interest shall be cumulated, compounded annually, and accrued until and to the extent that such

Cash Payment Restriction no longer exists, at which time such accrued interest shall be immediately paid. Notwithstanding any other provision in this Agreement, the Company may elect to pay the purchase price hereunder in shares or other equity securities of one of its respective direct or indirect Subsidiaries with a fair market value equal to the applicable purchase price, provided that such Subsidiary promptly repurchases such shares or other equity securities for cash equal to the applicable purchase price or a Junior Subordinated Note with a principal amount equal to the applicable purchase price.

5.3 Repayment of Proceeds. If the Executive’s employment is terminated by the Company for Cause or the Executive engages in any Restrictive Covenant Violation, or the Company discovers after a termination of employment that grounds for a termination with Cause existed at the time thereof, then Executive shall be required to pay to the Company, within 10 business days’ of the Company’s request to Executive therefor, an amount equal to the excess, if any, of (A) the aggregate after-tax proceeds (taking into account all amounts of tax that would be recoverable upon a claim of loss for payment of such proceeds in the year of repayment) Executive or any of Executive’s Permitted Transferees received upon the sale or other disposition of, or distributions in respect of, Executive’s Co-Investment Units over (B) the aggregate Cost for such Co-Investment Units. Any reference in this Agreement to grounds existing for a termination with Cause shall be determined without regard to any notice period, cure period or other procedural delay or event required prior to finding of, or termination for, Cause. The foregoing remedy shall not be exclusive.

6.	Restrictive Covenants; Competitive Activity.

(a) Executive acknowledges and recognizes the highly competitive nature of the businesses of the Company and its Affiliates and accordingly agrees, in Executive’s capacity as an investor and equity holder in the Company, to incorporate the terms of all Restrictive Covenants into this Agreement. Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the Restrictive Covenants would be inadequate and the Company would suffer irreparable damages as a result of such breach or threatened breach. In recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach by Executive, regardless of whether a transfer of Co-Investment Units to a Permitted Transferee has occurred and in addition to any remedies at law, the Company, without posting any bond, shall be entitled to cease making any payments or providing any benefit otherwise required by this Agreement and obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

(b) Executive shall have engaged in “Competitive Activity” if Executive is engaged as an employee or service provider, including as a partner, member or principal, for a business that competes in any material respect with any business of the Company at any time after Executive’s Termination Date (regardless of whether such conduct constitutes a Restrictive Covenant Violation).

7.	Miscellaneous.

7.1 Transfers. Prior to the transfer of Co-Investment Units to a Permitted Transferee, Executive shall deliver to the Company a written agreement of the proposed transferee (a) evidencing such Person’s undertaking to be bound by the terms of this Agreement and (b) acknowledging that the Co-Investment Units transferred to such Person will continue to be Co-Investment Units for purposes of this Agreement in the hands of such Person. Any transfer or attempted transfer of Co-Investment Units in violation of any provision of this Agreement or the Securityholders Agreement shall be void, and the Company shall not record such transfer on its books or treat any purported transferee of such Co-Investment Units as the owner of such Co-Investment Units for any purpose.

7.2 Recapitalizations, Exchanges, Etc., Affecting Co-Investment Units. The provisions of this Agreement shall apply, to the full extent set forth herein with respect to Co-Investment Units, to any and all (i) securities of the Company or any successor or assign of the Company (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in exchange for, or in substitution of the Co-Investment Units, by reason of any dividend payable in Co-Investment Units, issuance of Co-Investment Units, combination, recapitalization, reclassification, merger, consolidation or otherwise and (ii) securities of any Subsidiary of the Company or any of its or their successors or assigns (whether by merger, consolidation, sale of assets or otherwise) upon distribution of such securities to any holder of Co-Investment Units by reason of any dividend to such holder paid in such securities.

7.3 Executive’s Employment by the Company. Nothing contained in this Agreement shall be deemed to obligate the Company or any Subsidiary of the Company to employ Executive in any capacity whatsoever or to prohibit or restrict the Company (or any such Subsidiary) from terminating the employment of Executive at any time or for any reason whatsoever, with or without Cause.

7.4 Cooperation. Executive agrees to cooperate with the Company in taking action reasonably necessary to consummate the transactions contemplated by this Agreement.

7.5 Binding Effect. The provisions of this Agreement shall be binding upon and accrue to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns; provided, however, that no Transferee shall derive any rights under this Agreement unless and until such Transferee has executed and delivered to the Company a valid undertaking and becomes bound by the terms of this Agreement; and provided further that the Sponsor is a third party beneficiary of this Agreement and shall have the right to enforce the provisions hereof.

7.6 Amendment; Waiver. This Agreement may be amended only by a written instrument signed by the parties hereto. No waiver by any party hereto of any of the provisions hereof shall be effective unless set forth in a writing executed by the party so waiving.

7.7 Governing Law; Jurisdiction. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware applicable to contracts made and to be performed therein (except that the provisions of Section 6(a) shall be governed by the law of the state where Executive is principally employed by the Company or its Subsidiaries or, if Executive and the Company or its Subsidiaries are party to an Employment

Agreement, the law of the state that governs such a Employment Agreement). Any suit, action or proceeding with respect to this Agreement, or any judgment entered by any court in respect of any thereof, shall be brought in any court of competent jurisdiction in the State of New York or the State of Delaware, and each of the Company and the members of Executive’s Family Group hereby submits to the exclusive jurisdiction of such courts for the purpose of any such suit, action, proceeding or judgment. Each of the members of Executive’s Family Group and the Company hereby irrevocably waives (i) any objections which it may now or hereafter have to the laying of the venue of any suit, action or proceeding arising out of or relating to this Agreement brought in any court of competent jurisdiction in the State of Delaware or the State of New York, (ii) any claim that any such suit, action or proceeding brought in any such court has been brought in any inconvenient forum and (iii) any right to a jury trial.

7.8 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three postal delivery days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below in this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

If to the Company:

c/o [Vivint Entity]

[address]

[address]

Attention: [General Counsel]

and

The Blackstone Group L.P.

345 Park Avenue

New York, New York 10154

Attention: Peter Wallace

with a copy to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017-3954

Attn: Gregory T. Grogan

If to Executive:

To the most recent address of Executive set forth in the personnel records of the Company.

7.9 Integration. This Agreement and the documents referred to herein or delivered pursuant hereto which form a part hereof contain the entire understanding of the parties with respect to the subject matter hereof and thereof, provided that if the Company or its Affiliates is a party to one or more agreements with Executive related to the matters subject to Section 6, such other agreements shall remain in full force and effect and continue in addition to this Agreement. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth herein and therein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter, subject to the proviso in the first sentence of this Section.

7.10 Counterparts. This Agreement may be executed in separate counterparts, and by different parties on separate counterparts each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

7.11 Injunctive Relief. Executive and Executive’s Permitted Transferees each acknowledges and agrees that a violation of any of the terms of this Agreement will cause the Company irreparable injury for which adequate remedy at law is not available. Accordingly, it is agreed that the Company shall be entitled to an injunction, restraining order or other equitable relief to prevent breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction in the United States or any state thereof, in addition to any other remedy to which it may be entitled at law or equity.

7.12 Rights Cumulative; Waiver. The rights and remedies of Executive and the Company under this Agreement shall be cumulative and not exclusive of any rights or remedies which either would otherwise have hereunder or at law or in equity or by statute, and no failure or delay by either party in exercising any right or remedy shall impair any such right or remedy or operate as a waiver of such right or remedy, nor shall any single or partial exercise of any power or right preclude such party’s other or further exercise or the exercise of any other power or right. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any preceding or succeeding breach and no failure by either party to exercise any right or privilege hereunder shall be deemed a waiver of such party’s rights or privileges hereunder or shall be deemed a waiver of such party’s rights to exercise the same at any subsequent time or times hereunder.

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This Management Subscription Agreement between the

Company and the Executive named on the Executive Master

Signature Page hereto is dated and executed as of the date set forth on such Executive Master Signature Page.

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